ARTICLES SUPPLEMENTARY
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                          LEGG MASON INCOME TRUST, INC.

         FIRST: The Board of Directors of Legg Mason Income Trust, Inc., a Maryland Corporation ("Corporation") organized on April 28, 1987, has, by action on September 7, 1993, reclassified one hundred million (100,000,000) unissued shares of capital stock that the Corporation has authority to issue. Of the one billion (1,000,000,000) shares of capital stock that the Corporation has authority to issue:

(1) fifty million (50,000,000) shares previously were classified as the Legg Mason Investment Grade Income Portfolio and remain so classified;

(2) fifty million (50,000,000) shares previously were classified as the Legg Mason U.S. Government Intermediate-Term Portfolio and remain so classified;

(3) nine hundred million (900,000,000) shares previously were classified as the Legg Mason U.S. Government Money Market Portfolio, of which eight hundred million (800,000,000) remain so classified; and

(4) one hundred million (100,000,000) unissued shares of the nine hundred million (900,000,000) shares previously classified as the Legg Mason U.S. Government Money Market Portfolio have been reclassified as shares of the Legg Mason High Yield Portfolio;

         The par value of the shares of capital stock of the Corporation remains 1/10th of one cent ($0.001) per share. Before the reclassification described herein, the aggregate par value of all of the authorized shares was one million (1,000,000) dollars and so remains. The par value of the shares of each of the Legg Mason Investment Grade Income Portfolio and the Legg Mason U.S. Government Intermediate-Term Portfolio was fifty thousand (50,000) dollars before the reclassification and so remains. Prior to the reclassification described herein, the par value of the shares of the Legg Mason U.S. Government Money Market Portfolio was nine hundred thousand (900,000) dollars; after the reclassification described herein, the par value of the shares of the Legg Mason U.S. Government Money Market Portfolio is eight hundred thousand (800,000) dollars. After the reclassification described herein, the par value of the shares of the Legg Mason High Yield Portfolio is one hundred thousand (100,000) dollars.

         SECOND: The Corporation is registered with the U.S. Securities and Exchange Commission as an open-end investment company under the Investment Company Act of 1940.

         THIRD: The total number of shares of capital stock that the Corporation has authority to issue remains unchanged.

         FOURTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of stock reclassified as the Legg Mason High Yield Portfolio are those of a Series of shares of capital stock, as set forth in the Corporation's charter.

         FIFTH: The reclassification described herein was effected by the board of directors of the Corporation pursuant to a power contained in Articles 5.1 and 5.2 of the Corporation's charter.

         IN WITNESS WHEREOF, the undersigned President of Legg Mason Income Trust, Inc. hereby executes these Articles Supplementary on behalf of the Corporation, and hereby acknowledges these Articles Supplementary to be the act of the Corporation and further states under the penalties for perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.


Date:  September 23, 1993              /s/Edmund J. Cashman, Jr.
                                       -------------------------
                                       Edmund J. Cashman, Jr.
                                       President


Attest: /s/Stefanie L. Wong
        -----------------------
         Stefanie L. Wong
         Secretary